UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 20, 2007

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51532	73-1721486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47669 Fremont Boulevard

Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 979-0400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2007 Executive Bonus Program

At a meeting held on March 20, 2007 (the “Meeting”), the Compensation Committee (the “Committee”) of the Board of Directors of Ikanos Communications, Inc. (the “Company”) adopted the Bonus Program for fiscal year 2007 (the “Executive Bonus Program”). Pursuant to the Executive Bonus Program, the Company’s executive officers (excluding the Vice President of Worldwide Sales) may receive an annual payment of performance-based compensation based on the following criteria: (i) whether the Company’s performance meets or exceeds certain financial targets and (ii) whether each participant meets specified individual performance goals as approved by the Committee. The Committee determined that the target bonus amounts for fiscal 2007 would be 75% of base salary for the Chief Executive Officer and 40% of base salary for the other participating executive officers.

Adoption of 2007 Sales Compensation Plan for Vice President of Worldwide Sales

At the Meeting, the Committee also adopted the 2007 Sales Compensation Plan (the “Sales Compensation Plan”) and a related Plan Summary for Nick Shamlou, the Company’s Vice President of Worldwide Sales. Pursuant to the Sales Compensation Plan, Mr. Shamlou may receive performance-based compensation on a quarterly and an annual basis based on the Company’s achievement of certain financial targets for the same periods, as well as additional incentive compensation based on certain non-financial goals. Pursuant to the Sales Compensation Plan, Mr. Shamlou’s total incentive target compensation for fiscal 2007 is $150,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2007	IKANOS COMMUNICATIONS, INC.

	By:	/s/ Daniel K. Atler
Daniel K. Atler President and Chief Executive Officer